Exhibit 16.1


June 24, 2002


Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549

Gentlemen:

We have read Item 4 of Form 8-K/A dated June 24, 2002 of Aether Systems, Inc. and are in agreement with the statements contained in the first five paragraphs therein. We have no basis to agree or disagree with other statements of the registrant contained therein.


Yours faithfully,

/s/ Ernst & Young LLP

Ernst & Young LLP